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Exhibit 99.2

BOULDER, CO December 30, 1998 - Image Guided Technologies, Inc. (BSE: IGK) announced that it has signed an asset purchase agreement for the sale of the orthopedic and general instrument business units of IGT's subsidiary, Brimfield Precision Inc., to MedSource Technologies, Inc. The Purchase price is $6 million in cash plus the assumption of certain liabilities, subject to adjustment. The closing is contingent upon satisfaction of certain conditions and is expected to occur by mid-February.

Paul Ray, President and CEO said "The execution of the asset purchase agreement with MedSource represents an important milestone for IGT. The proceeds from this transaction, when closed, will be used to reduce debt and associated interest expense. In addition to having a positive financial impact on the Company, the divestiture of these business units will allow IGT and its remaining minimally invasive surgical instrument business unit, located in Springfield, MA, to more effectively focus on its core business of image guided surgery products."

Image Guided Technologies designs, develops, manufactures and markets products for real-time, precise, free-hand, localization of points in 3D space. In medical applications, FlashPoint determines the position of specially designed surgical instruments relative to a patient's anatomy and CT or MR images during Image guided surgical procedures. In industrial applications such as parts inspection and motion tracking, the Company's Pixsys localizer measures the position or shape of objects in 3D space, Brimfield Precision, Inc. is an ISO9001 certified manufacturer of general and minimally invasive surgical instruments and orthopedic implants.

Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include, but are not limited to, potential fluctuations in operating results, bank debt, dependence on few customers, technological changes protection of intellectual property rights, competition, regulation by the FDA, risk of product liability claims, possible changes in healthcare regulation, shortages of labor and dependence on key management and technical personnel. See the Company's most recent reports on Form 10-QSB and Form 10-KSB.